EXHIBIT 99.1
Martin Midstream Partners Announces Closing of Over-Allotment Option
          KILGORE, Texas, June 4, 2007 /PRNewswire-FirstCall via COMTEX/ —
Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that the underwriter of the recent MMLP public offering of common units has exercised its over-allotment option for an additional 180,000 common units at a price of $42.25 per unit pursuant to the Underwriting Agreement dated May 15, 2007, by and among MMLP, A.G. Edwards & Sons, Inc. and the other parties thereto. The exercise of the over-allotment option resulted in additional net proceeds to MMLP of approximately $7.5 million, which will be utilized by MMLP to repay a portion of the outstanding indebtedness incurred under its revolving loan facility to fund both $50.0 million in recent acquisitions and $72.3 million in recent expansion capital expenditures. This net proceeds amount includes a capital contribution from MMLP’s general partner of approximately $0.2 million to maintain its 2% general partner interest in MMLP. A.G. Edwards & Sons, Inc. served as the sole underwriter for the offering.
          On May 18, 2007, MMLP sold 1,200,000 common units at a price of $42.25 per unit pursuant to the offering. After giving effect to the issuance and sale of all 1,380,000 common units sold in the offering, the total net proceeds received by MMLP were approximately $57.2 million. This total net proceeds amount includes a total capital contribution from MMLP’s general partner of approximately $1.2 million to maintain its 2% general partner interest in MMLP.
          The units sold in connection with the exercise of the underwriter’s over-allotment option were registered under the Securities Act of 1933 pursuant to the Partnership’s Registration Statement on Form S-3 (File No. 333-117023), which was declared effective by the Securities and Exchange Commission on July 19, 2004. A prospectus supplement relating to the offering has been filed with the SEC, and is available along with the base prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at http://www.sec.gov. Printed copies of the prospectus supplement and base prospectus relating to the offering may be obtained from A.G. Edwards & Sons, Inc., One North Jefferson, St. Louis, Missouri 63103, Telephone 800-278-5373.
          This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement.
About Martin Midstream Partners
          Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Company’s primary business lines include: terminalling and storage services for petroleum products and by-products;

natural gas services; marine transportation services for petroleum products and by-products; sulfur gathering, processing and distribution; and fertilizer manufacturing and distribution.
          Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.
Forward-Looking Statements
          Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.